Exhibit 3.173

ARTICLES OF INCORPORATION

OF

KPH-CONSOLIDATION, INC.

I, the undersigned natural person of the age of eighteen years or more, acting as incorporator of a corporation under the Texas Business Corporation Act, do hereby adopt the following Article of Incorporation for such corporation:

ARTICLE ONE

The name of the corporation is KPH-CONSOLIDATION, INC.

ARTICLE TWO

The period of its duration is perpetual.

ARTICLE THREE

The purpose for which the corporation is organized is to engage in the transaction of any or all lawful business for which corporations may be incorporated under the Texas Business Corporation Act.

ARTICLE FOUR

The aggregate number of shares which the corporation shall have authority to issue is One Thousand (1,000) of the par value of One Dollar ($1.00).

ARTICLE FIVE

The shareholders shall not have the preemptive right to acquire additional, unissued or treasury shares of the corporation, or securities of the corporation convertible into or carrying a right to subscribe to or acquire shares.

ARTICLE SIX

Shareholders do not have the right to cumulative voting.

ARTICLE SEVEN

The corporation will not commence business until it has received for the issuance of its shares consideration of the value of One Thousand Dollars ($1,000), consisting of money, labor done or property actually received, which sum is not less than One Thousand Dollars ($1,000).

ARTICLE EIGHT

The street address of its initial registered office is c/o THE PRENTICE-HALL CORPORATION SYSTEM, INC., 400 N. St. Paul, Dallas, Texas 75201, and the name of its initial registered agent at such address is THE PRENTICE-HALL CORPORATION SYSTEM, INC.

ARTICLE NINE

The number of directors of the corporation may be fixed by the by-laws.

ARTICLE TEN

The number of directors constituting the initial board of directors is four (4), and the name and address of each person who is to serve as director until the first annual meeting of the shareholders or until a successor is elected and qualified are:

NAME	ADDRESS
John H. Styles	3555 Timmons, Suite 1500 Houston, Texas 77027
Jack N. McCrary	3555 Timmons, Suite 1500 Houston, Texas 77027
Ronald Colichia	3555 Timmons, Suite 1500 Houston, Texas 77027
J. Dale Wooten	3555 Timmons, Suite 1500 Houston, Texas 77027

ARTICLE ELEVEN

The name and address of the incorporator is:

NAME	ADDRESS
Carlos Treistman	808 Travis Houston, Texas 77002

IN WITNESS WHEREOF, I have hereunto set out by hand this 25th day of October, 1995.

CARLOS TREISTMAN INCORPORATOR

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